Exhibit 10.1

SECOND AMENDMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Second Amendment”), dated as of March 21, 2018, by and among PLUG POWER INC., a Delaware corporation (“Plug Power”), EMERGING POWER INC., a Delaware corporation, EMERGENT POWER INC., a Delaware corporation and each of their Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”) and NY GREEN BANK (the “Lender”), a division of the New York State Energy Research & Development Authority (“NYSERDA”).

W I T N E S S E T H:

WHEREAS, the Borrower and Lender are parties to that certain Amended and Restated Loan and Security Agreement, dated as of July 21, 2017 (as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender has agreed to provide to Borrower a certain loan (the “Term Loan”) in accordance with the terms and conditions thereof;

WHEREAS, the Borrower intends to issue the Convertible Notes as defined below and has requested that the Lender agree to modify the Loan Agreement in order to permit the issuance of the Convertible Notes;

WHEREAS, the Lender is willing to agree to, and enter into, this Second Amendment, subject to and in accordance with the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1.             RECITALS; DEFINITIONS.  The foregoing recitals, including all terms defined therein, are incorporated herein and made a part hereof.  All capitalized terms used but not otherwise defined herein have the meanings given such terms in the Loan Agreement.

2.             AMENDMENT.

(a)           Subject to the terms of this Second Amendment, the Lender hereby agrees that the Loan Agreement is amended to:

(i)            Insert in Section 1.1 the following new defined terms in appropriate alphabetical order.

“Convertible Notes” means the convertible notes with a stated maturity date of no earlier than March 1, 2021, to be issued by Plug Power pursuant to that certain Indenture between Plug Power and Wilmington Trust, National Association (or such other financial institution selected by Plug Power to act as trustee for the Convertible Notes), as trustee, dated the first date of issuance of such Convertible Notes (the “Indenture”), that are convertible into Plug Power Common Stock, cash or a combination of Plug Power Common Stock and cash, at the election of Plug Power, in an original principal amount not to exceed $150,000,000 (including any exercise of any over-allotment or other option granted to the investment banks acting as initial purchasers of the Convertible Notes) pursuant to the terms and conditions of the Convertible Notes Documentation; provided that such terms and conditions will include that (i) all necessary corporate, shareholder or similar actions on the part of Plug Power shall have been taken and consents obtained in connection with the issuance of the Convertible Notes, (ii) the issuance of the Convertible Notes is consummated in compliance with applicable law, (iii) the Indebtedness evidenced by the Convertible Notes is unsecured, (iv) the stated maturity of the Convertible Notes is at least 91 days following the Term Loan Maturity Date, (v) the Convertible Notes do not require principal repayments or mandatory redemption of the Convertible Notes prior to the Term Loan Maturity Date other than (a) the settlement of conversions of such Indebtedness with shares of Plug Power Common Stock, cash or a combination thereof, at the election of Plug Power, in accordance with the terms of the Convertible Notes Documentation, (b) the required repayment of principal and interest upon any accleration of such Indebtedness pursuant to the terms of the Convertible Notes Documentation, or (c) a mandatory offer to repurchase such Indebtedness as a result of a Fundamental Change, and (vi) the Convertible Notes will have no restrictions on the ability of the Borrower to grant liens, to incur the Indebtedness under this Agreement (including the Loans) or to pay and perform the Borrower’s obligations under this Agreement.

“Convertible Notes Documentation”  means the indenture and other definitive documentation governing the Convertible Notes.

“Fundamental Change” is defined in the Indenture.

“Indenture” is defined in the definition of Convertible Notes.

“Permitted Equity Hedge Transactions”  means the following transactions executed in connection with the issuance of the Convertible Notes (including any exercise of any over-allotment or other option granted to the investment banks acting as initial purchasers of the Convertible Notes): (1) one or more call options or capped call options (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following any merger event, reclassification or other change of the Common Stock) (such common stock or other securities, “Plug Power Common Stock”), entered into between Plug Power, as purchaser of any such option, and one or more of Morgan Stanley & Co. LLC, Barclays Capital Inc., and/or their respective affiliates, and settled in Plug Power Common Stock, cash or any combination of such cash or Plug Power Common Stock and (2) one or more forward purchase contracts (or substantively equivalent derivative transaction) relating to Plug Power Common Stock entered into by Plug Power, as purchaser, and one or more financial institutions and/or their affiliates, on or about the date of issuance of the Convertible Notes.  Any reference to “Permitted Equity Hedge Transactions” is a reference to the confirmations, agreements and other definitive documentation executed to document the terms and conditions of the Permitted Equity Hedge Transactions (or any of them).

“Plug Power Common Stock” is defined in the definition of Permitted Equity Hedge Transactions.

“Second Amendment” means the Second Amendment to Amended and Restated Loan and Security Agreement, dated as of March 21, 2018, between Borrower and Lender.

(ii)           Amend and restate the definition of “Change in Control” to read as follows.

“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, or (b) any Fundamental Change.

(iii)          Amend and restate the definition of “Permitted Indebtedness” to read as follows.

“Permitted Indebtedness” means (i) Indebtedness of Borrower and its Subsidiaries in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of (A) up to $200,000 outstanding at any time and (B) in addition to the Indebtedness in clause (A), incurred pursuant to sale-leaseback transactions for certain hydrogen tube trailers not to exceed $4,000,000, in each case secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit issued for the account of any Borrower or any of its Subsidiaries to support obligations of such Borrower or such Subsidiary under a Project Financing Agreement, provided that such reimbursement obligations (a) shall not exceed, in respect of any Project, the value of such Project and (b) shall be solely secured by Liens under clause (xiv)(A) of the definition of “Permitted Liens”; (viii) other Indebtedness in an amount not to exceed $1,200,000 at any time outstanding, (ix) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Qualified Subsidiary that has executed a Joinder Agreement or (B) such loans to all non-Qualified Subsidiaries does not exceed $600,000 in the aggregate following the Initial Closing Date or such higher amount as the Lender may approve in writing; (x) guarantees of Indebtedness of a Borrower by any Borrower, provided such Indebtedness so guaranteed was otherwise permitted to be incurred hereunder; (xi) Indebtedness incurred or owed by Borrower or any SPE pursuant to Project Financing Agreements, to the extent constituting Indebtedness under GAAP, to finance or refinance the acquisition, development, construction, and operation of Projects; (xii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (xiii) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case (a) provided in the ordinary course of business or consistent with past practice and (b) to the extent arising in a Project, recourse for, and any pledge of security granted in connection therein is limited solely to, the assets of such Project; (xiv) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (xv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; (xvi) endorsement of instruments or other payment items for deposit in the ordinary course of business; (xvii) all lease obligations associated with any Project incurred in connection with a sale-leaseback transaction entered into in respect of such Project as long as such obligations meet the requirements hereunder applicable to a Project Financing Agreement; (xviii) unsecured Indebtedness in the form of accrued but unpaid dividends pursuant to Permitted Series C Repurchases; (xix) Indebtedness in amounts and on terms approved by Lender in writing in its reasonable discretion; (xx) unsecured Indebtedness evidenced by the Convertible Notes; and (xxi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than for accrued interest and fees, if any) or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

(iv)          Amend and restate the definition of “Permitted Investments”  to read as follows.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from existing or former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements and in connection with withholding taxes or stock option exercises in an aggregate amount not to exceed $2,400,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary (other than ServiceCo, provided that any such Investments in ServiceCo shall be solely in accordance with the Master Agreement); (vii) Investments consisting of loans involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $1,200,000; (ix) Investments in Domestic Subsidiaries in aggregate amount not to exceed $600,000 per fiscal year and $1,800,000 in the aggregate (or such higher amounts as the Lender may approve in writing); (x) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $1,200,000 per fiscal year and $3,600,000 in the aggregate (or such higher amounts as the Lender may approve in writing); (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $600,000 in the aggregate in any fiscal year; (xii) repurchase of stock pursuant to Permitted Series C Repurchases; (xiii) any Investments in an SPE, provided such Investment is permitted under clause (xii) of the definition of Permitted Transfers, (xiv) Investments in Permitted Equity Hedge Transactions; and (xv) additional Investments that do not exceed $600,000 in the aggregate (or such higher amounts as the Lender may approve in writing).

(i)            Amend and restate Section 7.6 to read as follows.

7.6          Indebtedness; Project Financing Agreements.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any material Indebtedness or any material obligations under any Project Financing Agreement or take any actions which impose on Borrower an obligation to prepay any Indebtedness or any Project Financing Agreement, except for (a) the conversion of Indebtedness into Plug Power Common Stock, cash or any combination thereof in accordance with the terms of the Convertible Notes Documentation, (b) (i) the required repayment of principal and interest upon any accleration of the Convertible Notes pursuant to the terms of the Convertible Notes Documentation or (ii) the repurchase of the Convertible Notes in connection with a Fundamental Change or the redemption of the Convertible Notes in accordance with the Convertible Notes Documentation, so long as concurrently with such required repayment, repurchase or redemption, all of Borrower’s payment obligations hereunder are indefeasibly paid in full in cash, (c) purchase money Indebtedness or obligations under any Project Financing Agreement pursuant to its then applicable payment or rent schedule or (d) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower.

(ii)           Amend and restate Section 7.8 to read as follows.

7.8          Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than (i) Permitted Investments and (ii) to the extent the Convertible Notes constitute capital stock or equity interests and their repurchase or redemption an Investment, the acquisition of Convertible Notes in accordance with the Convertible Notes Documentation.

(iii)          Amend and restate Section 7.9 to read as follows:

7.9          Distributions.  Borrower shall not, and shall not allow any Subsidiary to (a) repurchase or redeem any class of capital stock or other equity interest other than (i) pursuant to employee, director or consultant repurchase plans, (ii) employee stock option plans, (iii) the Series C Repurchase Agreement (subject to, for the avoidance of doubt, the specified cumulative limit in the definition “Permitted Series C Repurchases”),  (iv) to the extent the Convertible Notes constitute capital stock or equity interests, the payment or delivery of Plug Power Common Stock, cash or a combination thereof in connection with the settlement or conversion of the Convertible Notes and the repurchase or redemption of Convertible Notes in accordance with the Convertible Notes Documentation, and (v) agreements entered into in the ordinary course of business, or other similar agreements or in connection with withholding taxes (including in connection with restricted stock agreements) incurred solely in connection with the foregoing, provided, however, in each case (other than clause (iv)) the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest (other than the net exercise of any stock options), or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower, (ii) subject to Section 7.6, Borrower may make any cash payments required by the Convertible Notes Documentation, and (iii) so long as no Event of Default has occurred and is continuing, Borrower may pay cash dividends pursuant to Permitted Series C Repurchases (subject to, for the avoidance of doubt, the cumulative limit indicated in such definition), or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate outstanding other than Permitted Investments or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate; provided that notwithstanding clauses (a) and (b) above, so long as no Event of Default has occurred and is continuing, Borrower may repurchase and redeem (including for cash or for shares of Common Stock), and may make cash payments with respect to, the Series D Preferred Stock, in each case, so long as such cash payments do not to exceed $20,000,000 in the aggregate (or such higher amounts as the Lender may approve in writing); provided, further that Plug Power may enter into and perform its obligations under the Permitted Equity Hedge Transactions, including, for the avoidance of doubt, the payment of premiums in respect thereof.

(b)           The amendments set forth in this Section 2 are effective on the terms and conditions set forth in Section 3 hereof and shall not be deemed to (1) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (2) otherwise prejudice any right or remedy which the Lender may now have or may have in the future under or in connection with any Loan Document.

3.             CONDITIONS TO EFFECTIVENESS.  This Second Amendment shall become effective upon satisfaction of each of the conditions specified below:

(a)           Borrower and Lender shall have each received one or more counterparts of this Second Amendment, duly executed, completed and delivered by Borrower and Lender; and

(b)           Borrower and Lender shall have received all other documents and instruments as the Borrower and Lender may mutually deem necessary or appropriate to effectuate the intent and purpose of this Second Amendment.

(c)           Borrower shall have reimbursed Lender for all of its expenses reasonably incurred in connection with the documentation and negotiation of this Second Amendment, including, without limitation, Lender’s reasonable attorneys’ fees and costs.

4.             ADDITIONAL COVENANTS.  Notwithstanding any provision in this Second Amendment to the contrary, as partial consideration for Lender’s execution and delivery of this Second Amendment, Borrower agrees to the following:

(a)           Prior to December 31, 2019, Borrower shall not, without Lender’s prior written consent, settle any portion of any conversion, repurchase or redemption of the Convertible Notes, or any Permitted Equity Hedge Transaction, in cash.

(b)           The aggregate purchase price and/or premium paid by Plug Power in respect of the Permitted Equity Hedge Transactions shall not exceed an amount equal to forty-four percent (44%) of the aggregate principal amount of Convertible Notes issued.

(c)           Lender shall have received a fee from Borrower in partial consideration for its execution and delivery of this Second Amendment in the amount agreed to by Borrower and Lender, which fee shall be non-refundable.

(d)           The aggregate amount of interest on the Convertible Notes paid in cash shall not exceed (i) in 2018, $6,750,000 and (ii) in 2019, $9,000,000.

(e)           If, at any time the aggregate amount on deposit in all accounts of Hypulsion SAS at BNP Paribas exceed $1,000,000,  Borrower shall transfer such funds in excess of $1,000,000 within ten (10) Business Days to an account held at M&T Bank or Wilmington Trust.

5.             REAFFIRMATION OF LOAN DOCUMENTS.  By executing and delivering this Second Amendment, Borrower hereby expressly (i) reaffirms, ratifies and confirms its Obligations under the Loan Agreement and the other Loan Documents, (ii) agrees that this Second Amendment shall be a “Loan Document” under the Loan Agreement and (iii) agrees that the Loan Agreement and each other Loan Document shall remain in full force and effect, as modified by this Second Amendment, following any action contemplated in connection herewith.

6.             REAFFIRMATION OF GRANT OF SECURITY INTEREST IN COLLATERAL.  Borrower hereby expressly reaffirms, ratifies and confirms its obligations under the Loan Agreement, including its grant to the Lender, of the security interest in all of the Collateral.

7.             NO OTHER WAIVERS.  The amendment in this Second Amendment is applicable only as provided herein, and does not constitute a future waiver of any matter whatsoever, nor a waiver of anything other than the matter expressly set forth herein.  Unless specifically noted herein, nothing herein amends, modifies or restates the terms of any other Loan Document.  Nothing in this Second Amendment is intended, nor shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s Obligations under or in connection with the Loan Agreement and any other Loan Document or to modify, affect or impair the perfection or continuity of Lender’s security interest in security titles to or other liens on any Collateral.

8.             REPRESENTATIONS AND WARRANTIES; LIENS; NO DEFAULT, NO CONFLICT.  Borrower hereby represents, warrants and covenants with and to the Lender as follows:  (i) the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties by their terms expressly relate only to a prior date (in which case such representations and warranties shall be true and correct in all material respects as of such prior date); (ii) as of the date hereof, there are no Events of Default that have not been waived or cured; (iii) Lender has and shall continue to have valid, enforceable and perfected first-priority liens, subject only to Permitted Liens, on and security interests in the Collateral and all other collateral heretofore granted by Borrower to Lender pursuant to the Loan Documents or otherwise granted to or held by Lender, for the benefit of Lender; (iv) the agreements and obligations of Borrower contained in the Loan Documents and in this Second Amendment constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by the application of general principles of equity; and (v) the execution, delivery and performance of this Second Amendment by Borrower will not violate any law, rule, regulation, order, contractual obligation or organizational document of Borrower and will not result in, or require, the creation or imposition of any lien, claim or encumbrance of any kind on any of its properties or revenues.

9.             ADVICE OF COUNSEL.  Each of the parties represents to each other party hereto that it has discussed this Second Amendment with its counsel.

10.          SEVERABILITY OF PROVISIONS.  In case any provision of or obligation under this Second Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.          FURTHER ASSURANCES.  Borrower hereby agrees that at any time and from time to time, at the expense of Borrower, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Lender may reasonably request, in connection with this Second Amendment, or to enable them to exercise and enforce their rights and remedies under this Second Amendment, the Loan Agreement and the other Loan Documents.

12.          COSTS AND EXPENSES.  Borrower shall be responsible for the payment of all fees, costs and expenses incurred by the Lender in connection with the preparation and negotiation of this Second Amendment, including, without limitation, any and all fees and expenses of Lender’s in-house (without duplication of work performed by outside counsel) and outside counsel.

13.          REFERENCE TO THE EFFECT ON THE LOAN AGREEMENT.

(a)           Upon the effectiveness of this Second Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as modified by this Second Amendment.

(b)           The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided in this Second Amendment, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement or any other documents, instruments and agreements executed or delivered in connection with the Loan Agreement.

14.          GOVERNING LAW.  THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK).

15.          EXPIRATION.  This Second Amendment shall expire and shall be deemed null and void in the event that Plug Power does not issue Convertible Notes on or before the date that is twenty-one days from and including the date hereof.

16.          SUCCESSORS/ASSIGNS.  This Second Amendment shall bind, and the rights hereunder shall inure to, the respective successors and assigns of the parties hereto, subj ect to the provisions of the Loan Documents.

17.          HEADINGS.  Section headings in this Second Amendment are included for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

18.          ENTIRE AGREEMENT.  The Loan Agreement and the other Loan Documents as and when modified by this Second Amendment embody the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

19.          COUNTERPARTS.  This Second Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Delivery of an executed signature page of this Second Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

PLUG POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Chief Financial Officer

BORROWER:

EMERGING POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Treasurer

BORROWER:

EMERGENT POWER INC.

Signature:	/s/ Paul B. Middleton

Print Name:	Paul B. Middleton

Title:	Treasurer

Agreed in New York, New York:

LENDER:
NY GREEN BANK,
a Division of the New York State Energy
Research & Development Authority

	Signature:	/s/ Alfred Griffin

	Print Name:	Alfred Griffin

	Title:	President